EGPI/FIRECREEK ANNOUNCES NEW
BOARD MEMBER

SCOTTSDALE, Ariz., July 7, 2009 (GLOBE NEWSWIRE) -- EGPI Firecreek, Inc. (OTCBB:EFIR - News) is pleased to announce the appointment of  Michael D. Brown to its Board of Directors.

Mr. Brown most notably was nominated in 2003 by President George Bush as the first Under Secretary of Emergency Preparedness and Response in the newly created Department of Homeland Security. Mr. Brown coordinated federal disaster relief activities including the implementation of the Federal Response Plan, which authorizes the response and recovery operations of 26 federal agencies and departments including the American Red Cross. Mr. Brown was also responsible for overseeing the National Flood Insurance Program, the U.S. Fire Administration as well as initiating proactive mitigation activities. Mr. Brown’s extensive resume also has him practicing law in Colorado and Oklahoma, where he served as a Bar Examiner on the Ethics and Professional Responsibility board for the Oklahoma Supreme Court and as a Hearing Examiner for the Colorado Supreme Court. Mr. Brown had also been appointed as a Special Prosecutor for police disciplinary matters. In addition, his background in state and local governments include serving as an Assistant City Manager and as a City Councilman.

Mr. Brown holds a B.A. in Public Administration/Political Science from Central State University, Oklahoma. Mr. Brown received his J.D. from Oklahoma City University’s School of Law where he was also an Adjunct Professor of Law for the University.

Dennis Alexander, CEO and President stated, “We are very pleased to add an individual with the experience and caliber of Michael Brown to our Board of Directors. His experience in dealing with government issues and  bureaucracy will become invaluable as we continue to grow.”

About EGPI Firecreek, Inc.

EGPI Firecreek, Inc. is historically focused on oil production with an emphasis on acquiring existing oil fields with proven reserves, the rehabilitation of potentially high throughput oilfields, resource properties and inventories on an international basis. Other companies in the oil sector include, Exxon Mobil, Pantina Oil and Gas Inc., Frontier Oil Inc., and Cabot Oil & Gas Inc.

The EGPI Firecreek, Inc. logo is available at:

 http://www.globenewswire.com/newsroom/prs/?pkgid=6259

Safe Harbor

This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of EGPI Firecreek, Inc., its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond EPGI Firecreek Inc.'s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is and will be included in EGPI Firecreek, Inc.'s filings with the Securities and Exchange Commission.

Contact:

EGPI Firecreek, Inc.
Public Relations and Shareholder Information

Joe Vazquez
(754) 204-4549

email: info@egpifirecreek.net